UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2005

GUITAR CENTER, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5795 Lindero Canyon Road Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations & Financial Condition.

                The information in this Item 2.02, including that incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

                On April 28, 2005, Guitar Center, Inc. issued a press release announcing its financial results for the quarter ended March 31, 2005.  Attached to the press release were financial tables.  A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference solely into this Item 2.02.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

Item 8.01.  Other Events.

On April 28, 2005 we reported our financial results.  Consolidated net income in the first quarter of 2005 increased 34.8% to $15.9 million, or $0.56 per diluted share, compared to consolidated net income in the first quarter of 2004 of $11.8 million, or $0.44 per diluted share.  Earnings per share in the first quarter of 2005 were calculated based on 29.7 million shares outstanding.  Consolidated net sales increased 13.3% to $396.4 million from $349.7 million in the first quarter of 2004.

Guitar Center Stores.  During the first quarter, we opened five large format Guitar Center stores and three small format stores.  Net sales from Guitar Center stores increased 11.8% to $294.7 million from $263.5 million in the first quarter of 2004, with sales from new stores contributing $17.2 million and representing 55.2% of the total increase.  Comparable store sales for the Guitar Center stores increased 5%.

Gross margin, after buying and occupancy costs, expanded 170 basis points to 27.0% from 25.3% in the same period last year.  The increase primarily reflects improved selling margin due to a change in product mix and reduced freight costs.  Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses, were 20.9% of net sales compared to 20.3% in the year-ago period.  The increase compared to the first quarter of 2004 is primarily due to increased leverage on higher sales growth in the comparable prior year period, as well as additional advertising and promotional expenses, increased rent associated with leasing store equipment, and higher salary costs.

Musician’s Friend.  Direct response net sales increased 19.1% to $91.5 million from $76.8 million in last year’s first quarter.

Gross margin was 30.2% compared to 32.0% in the prior year period, reflecting a lower selling margin due to increased competitive pressure partially offset by a decrease in freight costs.  Selling, general and administrative expenses declined 200 basis points to 19.5% of net sales versus 21.5% in the comparable period last year.  The decrease primarily reflects a reduction in bonus expense, insurance costs, and depreciation expense.

American Music.  Net sales from American Music stores increased 9.2% to $10.2 million from $9.4 million in the prior year period, primarily due to the acquisition of Karnes Music in the third quarter of 2004.  American Music comparable store sales decreased 1%.

Gross margin for the American Music stores increased 130 basis points to 37.4% versus 36.1% in the same period last year.  The improvement primarily reflects a decrease in inventory shrink partially offset by an increase in occupancy costs.  Selling, general and administrative expenses were 50.4% of net sales compared to 46.1% in the first quarter of 2004, primarily due to higher payroll and advertising costs.

As previously announced, on April 15, 2005, we completed our acquisition of Music & Arts Center, Inc.  The transaction did not have an impact on our first quarter financial results.  The acquired business and our existing American Music business are being combined into a new division that will operate under the Music & Arts name going forward.

Net Interest Expense and Tax Rate.  Net interest expense was lower in the first quarter of 2005 compared to the same period of the prior year due to the investment of excess cash and the resulting interest income thereon.  In addition, the Company’s effective income tax rate for the first quarter of 2005 was 38.5% compared to 38.0% in the first quarter of 2004.

                Financial Tables.  We hereby incorporate by reference into this Item 8.01 the financial tables attached hereto as Exhibit 99.2.  No other information contained in or attached to this Current Report is incorporated by reference into this Item 8.02 or shall otherwise be deemed to have been filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

* * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: April 28, 2005
	By:	/s/ BRUCE ROSS
Bruce Ross
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated April 28, 2005.

99.2	Financial tables to press release, dated April 28, 2005.